Exhibit 99.1

23 May 2014

KENNEDY WILSON EUROPE REAL ESTATE PLC

Publication of Circular—Acquisition of Central Park and Opera Portfolios

On 9 May 2014, Kennedy Wilson Europe Real Estate plc (the “Company”) announced it had entered into a conditional agreement to acquire a portfolio of residential and commercial properties located in Dublin (the “Central Park Portfolio”) and a separate conditional agreement to acquire a portfolio of properties located across Dublin, with one in Cork, comprising 7 office and 6 retail properties (the “Opera Portfolio”).

Further to the announcement made on 9 May 2014, the Company announces today that the shareholder circular (the “Circular”) in relation to the proposed acquisition of the Central Park Portfolio and the Opera Portfolio (the “Proposed Transactions”) has been approved by the UK Listing Authority. The Circular has been prepared in accordance with the Listing Rules of the Financial Conduct Authority and will be sent to all Shareholders as soon as reasonably practicable.

The Proposed Transactions are subject to, amongst other things, the approval of Shareholders, and, accordingly, the Circular contains a notice convening an extraordinary general meeting of the Company which is to be held at the registered office of the Company at 47 Esplanade, St Helier, Jersey JE1 0BD, The Channel Islands at 10.00 a.m. on 12 June 2014, for Shareholders to consider and, if thought fit, approve the Proposed Transactions.

The Circular and the notice of the extraordinary general meeting are available for viewing on the Company’s website at www.kennedywilsoneuropeplc.com. A copy of the Circular has also been submitted to the National Storage Mechanism, and will shortly be available for inspection at http://www.morningstar.co.uk/uk/nsm.

Terms not defined in this announcement shall have the meaning given to them in the Circular.

For further information, please contact:

FTI Consulting - financial public relations

Richard Sunderland/Dido Laurimore:

+44 (0)203 727 1000

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company’s primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.